SUBSIDIARIES OF THE REGISTRANT


         M & R CORPORATION ("MRC"), Delaware

           M & R Investment Company, Inc. ("MRI"), Nevada wholly owned by MRC

               SHF Acquisition Corporation, Nevada
                  wholly owned by MRI

                Southlake Acquisition Corporation, Nevada
                  wholly owned by MRI

         CONTINENTAL CALIFORNIA CORPORATION, Delaware wholly owned by Registrant